NETSOL Technologies Renews Stock Repurchase Program

CALABASAS, Calif., February 27, 2018 — The Board of Directors of NETSOL Technologies, Inc. (NASDAQ: NTWK), a global business services and enterprise application solutions provider, has approved a stock repurchase program that authorizes repurchases of up to 500,000 shares of its common stock through June 30, 2018.

“Our decision to resume the stock repurchase program follows the successful efforts of our previous buyback, which expired in December of last year,” said NETSOL Founder, Chairman and Chief Executive Officer Najeeb Ghauri. “Under the previous program, which we initiated last July, we successfully repurchased 139,275 shares of our common stock for an aggregate value of $601,000. Utilizing a stock repurchase program not only reiterates our confidence in the strength of our company, but it also creates an additional resource to provide immediate value for our shareholders. At NETSOL, we remain committed to driving long-term meaningful growth, but we also have the flexibility and recognize the opportunity to proactively deploy capital in the near term.”

Under the stock repurchase program, the Company may repurchase its common stock in the open market from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions and federal and state laws governing such transactions. NETSOL expects to fund the repurchase with its existing cash balance including cash generated from operations.

About NETSOL Technologies

NETSOL Technologies, Inc. (NASDAQ: NTWK) is a worldwide provider of IT and enterprise software solutions primarily serving the global leasing and financing industry. The Company’s suite of applications is backed by 40 years of domain expertise and supported by a committed team of approximately 1,350 professionals placed in eight strategically located support and delivery centers throughout the world. NETSOL’s solutions – NFS AscentTM, NFSTM, LeasePakTM, LeaseSoftTM – help companies transform their finance and leasing operations, providing a fully automated asset-based finance solution covering the complete leasing and finance lifecycle.

Forward-Looking Statements

Certain statements in this press release are forward-looking in nature, including, but not limited to, expected net revenue and the demand for and sales lifecycle of NFS Ascent and the benefit of certain cost savings undertaken in the past fiscal year, and accordingly, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “expects,” “anticipates,” variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Investor Relations Contact:

Matt Glover and Tom Colton

Liolios Group, Inc.

949-574-3860

investors@netsoltech.com